Exhibit 99.1

December 30, 2019

NOTICE

OF

ADJUSTMENT OF EXERCISE PRICE

OF

WARRANTS TO PURCHASE COMMON STOCK

OF

EKSO BIONICS HOLDINGS, INC.

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement, dated May 22, 2019, by and among Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), Cantor Fitzgerald & Co. and SunTrust Robinson Humphrey, Inc., on behalf of themselves and as representatives to the several underwriters named in Schedule A thereto, relating to the underwritten public offering of 6,666,667 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) and accompanying warrants to purchase up to 6,666,667 shares of Common Stock (collectively, the “Warrants”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Warrants.

Pursuant to Section 8 of the Warrant, the Company hereby notifies you that, as a result of the adjustment events described below, the exercise price for each Warrant has been adjusted as follows:

Original Exercise Price	New Exercise Price

$2.00	$0.38

On December 20, 2019 (the “Closing Date”), the Company issued and sold in a registered direct offering (the “New Offering”): (A) 11,111,116 shares of Common Stock (the “New Shares”) together with 8,333,337 warrants (the “New Investor Warrants”) to purchase Common Stock at a purchase price of $0.45 per share of Common Stock and accompanying New Investor Warrant, with an exercise price of $0.5402 for each New Investor Warrant, and (B) warrants to purchase up to 777,778 shares of Common Stock to certain persons designated by the placement agent for the New Offering, H.C. Wainwright & Co., LLC (“Placement Agent Warrants” and, together with the New Investor Warrants, the “New Warrants”), with an exercise price of $0.5625 per share.

Pursuant to Section 2(b) of the Warrants, as a result of the New Offering, the exercise price of the Warrants has been reduced to $0.38. This amount is equal to the lower of  (x) the purchase price per New Share and accompanying New Investor Warrant, or $0.45, (y) the lowest exercise price of the New Warrants, or $0.5402, and (z) the lowest one-day volume-weighted average price (“VWAP”) of the Common Stock on The Nasdaq Capital Market as measured each Trading Day during the five (5) Trading Day period immediately following the announcement of the Offering, starting on December 19, 2019, rounded to the nearest share, or $0.38.

Accordingly, the exercise price of each Warrant following the Closing Date is equal to $0.38 per share.

This letter shall serve as notice to you pursuant to the Warrant and the related Warrant Agency Agreement.

Sincerely,

Ekso Bionics Holidngs, Inc.

By:	/s/ John F. Glenn
Name: John F. Glenn
Title: Chief Financial Officer